Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117090 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-70212 on Form S-8/A, Registration Statement No. 333-65244 on Form S-3, Registration Statement No. 333-105019 on Form S-8, Amendment No. 1 to Registration Statement No. 333-121130 on Form S-4/A and Amendment No. 1 to Registration Statement No. 333-121132 on Form S-4/A of our reports dated February 11, 2005 (October 21, 2005 as to the effects of the restatement discussed in Note 19) relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 19) and financial statement schedule of Lennar Corporation and subsidiaries, and of our report dated February 11, 2005 (October 21, 2005 as to the effect of the material weakness) on management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K/A of Lennar Corporation for the year ended November 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

October 21, 2005